Exhibit 10.55
REPLY TO:
Theodore G. Bryant
Direct 954.670.2919
tbryant@prmigroup.com
September 26, 2008
Steven M. Mariano
5212 Fisher Island Drive
Miami, FL 33109
     Re: Increase in Stock Options to be Granted at IPO
Dear Steve:
     Please accept this letter as confirmation that the Company will issue you eight hundred thousand (800,000) stock options at the IPO. This represents an increase of 300,000 stock options over the 500,000 to be issued pursuant to Section 4(c) of your employment agreement. These options will be issued pursuant to the 2008 Incentive Plan. All other provisions of the your employment agreement remain in full force and effect.
     Please contact me directly if you have any immediate questions or concerns.
Sincerely,
Theodore G. Bryant
TGB/sr

cc	Michael Melbinger J. Brett Pritchard / Christopher Pesch
401 E. Las Olas Blvd., Ste 1540    Fort Lauderdale, FL 33301    phone 954.670.2937   fax 954.779.3556    www.prmigroup.com